Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATIONS

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

CENTENE CORPORATION

CENTENE CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation at a meeting duly called and held on December 8, 2004:

RESOLVED: That pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the “Board of Directors”) and in accordance with the provisions of the Certificate of Incorporation of the Corporation, as amended, the Board of Directors hereby (1) designates an additional 60,000 shares of Preferred Stock, $0.001 par value per share, of the Corporation as “Series A Junior Participating Preferred Stock” bringing the total number of authorized shares of Series A Junior Participating Preferred Stock to 100,000 and (2) amends the Certificate of Designations of Series A Junior Participating Preferred Stock of the Corporation, filed on August 30, 2002, by deleting the number “40,000” in the first sentence of paragraph 1 of the and replacing it with the number “100,000.”

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Designations is executed on behalf of the Corporation by its Chairman and Chief Executive Officer as of December 15, 2004.

CENTENE CORPORATION

By:	/s/ Michael F. Neidorff
Michael F. Neidorff
Chairman and Chief Executive Officer